EX-99.IND PUB ACCT

Change in Independent Registered Public Accounting Firm (Unaudited)

On March 13, 2023, BBD LLP (“BBD”) ceased to serve as the independent registered public accounting firm of Westwood MLP & Energy Fund, Westwood Global Real Estate Fund, Westwood Select Income Fund, Westwood Broadmark Tactical Growth Fund, and Westwood Broadmark Tactical Plus Fund (the “Funds”), each a series of Ultimus Managers Trust. The Audit Committee of the Board of Trustees approved the replacement of BBD as a result of Cohen & Company, Ltd.’s (“Cohen”) acquisition of BBD’s Investment Management Group.

The report of BBD on the financial statements of the Funds as of and for the fiscal year ended December 31, 2022 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During the fiscal year ended December 31, 2022, and during the subsequent interim period through March 13, 2023: (i) there were no disagreements between the registrant and BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Funds for such year or interim period; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On April 21, 2023, the Audit Committee of the Board of Trustees also recommended and approved the appointment of Cohen as the Funds’ independent registered public accounting firm for the new fiscal year ending August 31, 2023.

During the fiscal year ended December 31, 2022, and during the subsequent interim period through March 13, 2023, neither the registrant, nor anyone acting on its behalf, consulted with Cohen on behalf of the Funds regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Funds’ financial statements, or any matter that was either: (i) the subject of a "disagreement," as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) "reportable events," as defined in Item 304(a)(1)(v) of Regulation S-K.

February 23, 2024

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Ultimus Managers Trust

File no. 811-22680

Dear Sir or Madam:

We have read Exhibit 13(a)(2)(2) of Form N-CSR of Westwood Salient MLP & Energy Infrastructure Fund, Westwood Salient Global Real Estate Fund, Westwood Salient Select Income Fund, Westwood Broadmark Tactical Growth Fund, and Westwood Broadmark Tactical Plus Fund, each a series of Ultimus Managers Trust, dated February 23, 2024, and agree with the statements concerning our Firm contained therein.

Very truly yours,

BBD, LLP